Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm and Counsel” in the Statement of Additional Information and to the use of our report dated August 9, 2013 in the Pre-effective Amendment No.2 to the Registration Statement (Form N-1A No. 333-184160) and Amendment No.2 to the Registration Statement (Form N-1A No. 811-22754) and related Prospectus and Statement of Additional Information of Morgan Creek Tactical Allocation Fund.

/s/ ERNST & YOUNG LLP

New York, New York
August 12, 2013